NEWS RELEASE                                                   DECEMBER 10, 2001

CONTACT:  TONY W. WOLFE
          PRESIDENT AND CHIEF EXECUTIVE  OFFICER

          A. JOSEPH LAMPRON
          EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

          828-464-5620,  FAX  828-465-6780

FOR IMMEDIATE RELEASE
---------------------

           PEOPLES BANCORP LOWERS FOURTH QUARTER EARNINGS EXPECTATIONS
           -----------------------------------------------------------

     Peoples Bancorp of North Carolina, Inc., the parent company of Peoples Bank, announced that earnings for the fourth quarter ending December 31, 2001, are anticipated to be below the Company's previous expectations. Fourth quarter net income is now expected to be in the range of $450,000 to $600,000, resulting in basic and diluted earnings per share for the quarter in the range of $0.14 to $0.19. The revised earnings per share expectations represent a reduction of
60%  to  46%  from  prior  analyst  forecasts.

     Net earnings for the year ending December 31, 2001, including securities gains, are expected to be in the range of $4.55 million to $4.70 million, resulting in basic and diluted earnings per share in the range of $1.41 to $1.46, approximately 4% to 1% below previous analyst expectations. Actual results for the quarter and year ending December 31, 2001 will be reported in January 2002.

     Tony W. Wolfe, President and Chief Executive Officer, attributed the projected reduction in earnings primarily to higher than expected charge-offs of certain non-performing loans. Wolfe stated, "Declining economic conditions contributed to charge-offs on two large loans, requiring an increase in the provision for loan losses."


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     Peoples Bank operates nine offices throughout Catawba County, one office in
Alexander County and two offices in Lincoln County.   The Company's common stock
is publicly traded over the counter and is quoted on the Nasdaq National Market under the symbol "PEBK." Scott and Stringfellow, Inc., IJL/Wachovia, Ryan, Beck & Co., and Trident Securities, Inc. are market makers for the Company's shares.



     STATEMENTS MADE IN THIS PRESS RELEASE, OTHER THAN THOSE CONCERNING HISTORICAL INFORMATION, SHOULD BE CONSIDERED FORWARD-LOOKING STATEMENTS PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE SECURITIES EXCHANGE ACT OF 1934 AND THE PRIVATE SECURITIES LITIGATION ACT OF 1995. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON INFORMATION CURRENTLY AVAILABLE TO MANAGEMENT AND ARE SUBJECT TO VARIOUS RISKS AND UNCERTAINTIES, INCLUDING BUT NOT LIMITED TO THOSE DESCRIBED IN PEOPLES BANCORP OF NORTH CAROLINA, INC.'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000, UNDER "SPECIAL CAUTIONARY NOTICE REGARDING FORWARD LOOKING STATEMENTS" AND OTHERWISE IN THE COMPANY'S REPORTS AND FILINGS.



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